                                                                    EXHIBIT 99.3

                           EXCHANGE AGENCY AGREEMENT

    This Agreement is entered into as of       , 1999 between U.S. Bank Trust
National Association, a national banking association, as Exchange Agent (the "Agent") and Metromedia International Group, Inc. a corporation organized under the laws of the State of Delaware ("MMG").

    MMG and PLD Telekom Inc. ("PLD") have entered into an agreement and plan of merger, dated as of May 18, 1999 (the "Merger Agreement") pursuant to which a wholly owned subsidiary of MMG and PLD have agreed to merge (the "Merger"). As a condition to the Merger, certain PLD noteholders have entered into an Agreement to Exchange and Consent, dated as of May 18, 1999, with MMG (the "Agreement to Exchange and Consent") in which certain holders of PLD's outstanding 14% Senior Discount Notes due 2004 and of PLD's outstanding 9% Convertible Subordinated Notes due 2006 (collectively, the "PLD Notes") have agreed to exchange their PLD Notes for Initial Notes (as defined below).

    In accordance with the Agreement to Exchange and Consent, MMG proposes to exchange (the "Exchange Offer") $210,631,376 aggregate principal amount of its Series B 10 1/2% Senior Discount Notes due 2007 (the "Exchange Notes"), in exchange for an equal aggregate principal amount of its outstanding Series A
10 1/2% Senior Discount Notes due 2007 (the "Initial Notes"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a
prospectus dated       , 1999 (the "Prospectus"), proposed to be distributed to
all record holders of the Initial Notes. The Initial Notes and the Exchange Notes are collectively referred to herein as the "Securities."

    The Exchange Offer will terminate at 5:00 p.m. New York City Time on
         , 1999, unless extended by MMG in its sole discretion (the "Expiration Date"). The Exchange Notes are to be issued by MMG pursuant to the terms of an
indenture dated as of          , 1999 (the "Indenture") between MMG and U.S.
Bank Trust National Association, as trustee (the "Trustee").

    Subject to the provisions hereof, MMG hereby appoints and the Agent hereby accepts the appointment as Agent for the purposes of receiving, accepting for delivery and otherwise acting upon tenders of the Initial Notes (the "Certificates") in accordance with the form of letter of transmittal (the "L/T") and with the terms and conditions set forth herein and under the caption "The Exchange Offer" in the Prospectus.

    MMG expressly reserves the right to extend, amend or terminate the Exchange Offer, and not to accept for exchange any Initial Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions specified in the Prospectus under the caption "The Exchange Offer--Conditions to the Exchange Offer." MMG will give oral (confirmed in writing) or written notice of any extension, amendment, termination or nonacceptance to the Agent as promptly as practicable.

    The Agent has received the following documents in connection with its appointment (the "Exchange Offer Documents"):

    (1) the L/T,

    (2) a form of Notice of Guaranteed Delivery,

    (3) the Prospectus,

    (4) Tax Guidelines,

    (5) A cover letter to clients, and

    (6) A cover letter to Depository Trust Company participants.

    The Agent is authorized and hereby agrees as follows:

    (a) to establish an account with respect to the Initial Notes at the Depository Trust Company ("DTC") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in DTC's systems shall be able to make book-entry delivery of Initial Notes by causing DTC to transfer such Initial Notes into the Agent's account in accordance with DTC's procedure for such transfer;

    (b) that tenders of Initial Notes may be made only as set forth in the L/T and in the section of the Prospectus captioned "The Exchange Offer" and that Initial Notes shall be considered properly tendered to the Agent only when tendered in accordance with the procedures set forth herein and therein;

    (c) to address, and deliver by hand or next day courier, a complete set of the Exchange Offer Documents to each person who, prior to the Expiration Date, is or becomes a registered holder of Initial Notes promptly after such person becomes a registered holder of Initial Notes;

    (d) to receive all tenders of Initial Notes made pursuant to the Exchange Offer and stamp the L/ T with the day, month and approximate time of receipt;

    (e) to examine each L/T and Initial Notes received or agent's message (as defined in the Prospectus) and book-entry transfer, as the case may be, to determine whether: (i) the L/T and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and book-entry confirmations are in due and proper form and contain the information required to be set forth therein and (ii) the Initial Notes have otherwise been properly tendered. In each case where the L/T or any other document has been improperly completed or executed or book-entry confirmations are not in due and proper form and do not contain adequate information or any of the certificates for Initial Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, the Agent will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected. The Agent shall be entitled to rely on the electronic messages sent by DTC regarding ATOP delivery of the Notes to the Agent's account at DTC from the DTC participants listed on the DTC position listing provided to the Agent;

    (f) to take such actions necessary and appropriate to correct any irregularity or deficiency associated with any tender not in proper order;

    (g) to follow instructions given by the Chief Executive Officer, the President, any Executive Vice President, any Vice President or any Assistant Secretary of MMG or any other party designated by such an officer in writing (the "Designated Officers"), with respect to the waiver of any irregularities or deficiencies associated with any tender;

    (h) to hold all valid tenders subject to further instructions from any Designated Officer;

    (i) to render a report via facsimile, in the form of Exhibit A attached hereto, on each business day during the Exchange Offer to Stuart Subotnick, President and Chief Executive Officer at MMG, Silvia Kessel, Executive Vice President and Chief Financial Officer at MMG, Arnold Wadler, Executive Vice President, General Counsel and Secretary at MMG, Mitchell Stier, Assistant General Counsel of MMG, with copies to Douglas Cifu, Valerie Demont, and John Connon at Paul, Weiss, Rifkind, Wharton & Garrison as listed on Exhibit C;

    (j) to follow and act upon any written amendments, modifications or supplements to these instructions, any of which may be given to the Agent by any Designated Officer of MMG or such other person or persons as they shall designate in writing;

    (k) to return to the presenters, in accordance with the provisions of the L/T, any Initial Notes that were not received in proper order and as to which the irregularities or deficiencies were not cured or waived;

    (l) in the event the Exchange Offer is consummated, to deliver authenticated Exchange Notes to tendering noteholders, in accordance with the instructions of such noteholders specified in the respective L/T's, as soon as practicable after consummation thereof;

    (m) to determine that all endorsements, guarantees, signatures, authorities, stock transfer taxes (if any) and such other requirements are fulfilled in connection with any request for issuance of the Exchange Notes in a name other than that of the registered owner of the Initial Notes;

    (n) to deliver to, or upon the order of, MMG all Initial Notes received under the Exchange Offer, together with any related assignment forms and other documents by first class mail, return receipt requested under a blanket surety bond protecting the Agent and MMG from loss or liability arising out of the non-receipt or non-delivery of such Initial Notes or registered mail insured separately for the replacement value of each such Initial Notes; and

    (o) subject to the other terms and conditions set forth in this Agreement to take all other actions reasonable and necessary in the good faith judgment of the Agent, to effect the foregoing matters.

    The Agent shall:

    (a) have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing by you and MMG;

    (b) not be required to refer to any documents for the performance of its obligations hereunder other than this Agreement, the Exchange Offer Documents; other than such documents, the Agent will not be responsible or liable for any terms, directions or information in the Prospectus or any other document or agreement unless the Agent specifically agrees thereto in writing;

    (c) not be required to act on the directions of any person, including the persons named above, unless MMG provides a corporate resolution to the Agent or other evidence satisfactory to the Agent of the authority of such person;

    (d) not be required to, and shall make no representations and have no responsibilities as to, the validity, accuracy, value or genuineness of
       (i) the Exchange Offer, (ii) any Certificates, L/Ts or documents prepared by MMG in connection with the Exchange Offer or (iii) any signatures or endorsements, other than its own;

    (e) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity by MMG;

    (f) be able to rely on and shall be protected in acting on the written or oral instructions with respect to any matter relating to its actions as Agent specifically covered by this Agreement, of any Designated Officer of MMG;

    (g) be able to rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or any other document or security delivered to it and believed by it reasonably and in good faith to be genuine and to have been signed by the proper party or parties;

    (h) not be responsible for, or liable in any respect on account of, the identity, authority or rights of any person executing or delivering or purporting to execute or deliver any document or property under this Agreement and shall have no responsibility with respect to the use or application of any property delivered by it pursuant to the provisions hereof;

    (i) be able to consult with counsel satisfactory to it (including counsel for MMG or staff counsel of the Agent), and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with advice or opinion of such counsel;

    (j) not be called on at any time to advise, and shall not advise, any person delivering an L/T pursuant to the Exchange Offer as to the value of the consideration to be received;

    (k) not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence, willful misconduct or bad faith;

    (l) not be bound by any notice or demand, or any waiver or modification of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Agent signed by the proper authority or authorities and, if the Agent's duties or rights are affected, unless the Agent shall give its prior written consent thereto;

    (m) have no duty to enforce any obligation of any person to make delivery, or to direct or cause any delivery to be made, or to enforce any obligation of any person to perform any other act;

    (n) have the right to assume, in the absence of written notice to the contrary from the proper person or persons, that a fact or an event by reason of which an action would or might be taken by the Agent does not exist or has not occurred without incurring liability for any action taken or omitted, or any action suffered by the Agent to be taken or omitted, in good faith or in the exercise of the Agent's best judgment, in reliance upon such assumption; and

    (o) not be authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

    (p) waive any lien, encumbrance or right of set-off whatsoever that the Agent may have with respect to funds deposited with the Agent for the payment of transfer taxes by reason of amounts, if any, borrowed by MMG, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with the Agent or for compensation owed to the Agent hereunder.

    (q) arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and file any appropriate reports with the Internal Revenue Service. MMG understands that the Agent is required to deduct 31% on payments to holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.

    The Agent shall be entitled to compensation as set forth in Exhibit B attached hereto.

    MMG covenants and agrees to reimburse the Agent for, indemnify it against, and hold it harmless from any and all reasonable costs and expenses (including reasonable fees and expenses of one firm of counsel and allocated cost of staff counsel) that may be paid or incurred or suffered by it or to which it may become subject without gross negligence, willful misconduct or bad faith on its part by reason of or as a result of its compliance with the instructions set forth herein or with any additional or supplemental written or oral instructions delivered to it pursuant hereto, or which may arise out of or in connection with the administration and performance of its duties under this Agreement. MMG agrees to promptly notify the Agent of any extension of the Expiration Date.

    This Agreement shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto. The parties agree to submit to the exclusive jurisdiction of the federal or state courts located in the State of New York, New York County.

    Unless otherwise expressly provided herein, all notices, requests, demands and other communications hereunder shall be in writing, shall be delivered by hand, facsimile or by First Class Mail, postage prepaid, shall be deemed given when received and shall be addressed to the Agent and

MMG at the respective addresses listed below or to such other addresses as they shall designate from time to time in writing, forwarded in like manner.

                           If to the Agent, to:

                           U.S. Bank Trust National Association
                           180 East 5th Street
                           St. Paul, MN 55101
                           Attention: Corporate Trust Department /
                                   Corporate Finance
                           Telephone: (651) 244-0721
                           Facsimile: (651) 244-0711

                           If to MMG, to:

                           Metromedia International Group, Inc.
                           c/o Metromedia Company
                           One Meadowlands Plaza
                           East Rutherford, NJ 07073-2173
                           Attention: General Counsel
                           Telephone: (201) 531-8000
                           Facsimile: (201) 531-2803

                           with copies to:

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, NY 10019-6064
                           Telephone: (212) 373-3000
                           Facsimile: (212) 757-3990
                           Attention: Douglas A. Cifu, Esq.

    Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, the indemnification and compensation provisions of this Agreement shall survive the termination of this Agreement. Upon any termination of this Agreement, the Agent shall promptly deliver to MMG any certificates for Securities, funds or property then held by the Exchange Agent under this Agreement.

    This Agreement shall be binding and effective as of the date hereof.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, all as of the day and year first above written.

                                U.S. BANK TRUST NATIONAL ASSOCIATION

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                METROMEDIA INTERNATIONAL GROUP, INC.

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                                                       EXHIBIT A

                                 SAMPLE REPORT

Date: ________________________________

Report Number: _______________________

As of Date: __________________________

Ladies & Gentlemen:

    As Exchange Agent for the Exchange Offer dated             , 1999, we hereby
render the following report:

Principal Amount previously received:

Principal Amount received today:

Principal Amount received against Guaranteed Deliveries:

Principal Amount withdrawn today:
TOTAL PRINCIPAL AMOUNT RECEIVED TO DATE:

                                          Very truly yours,
                                          Corporate Trust Dept.

                                                                       EXHIBIT B

                                  COMPENSATION

    The Agent for serving as the Exchange Agent pursuant to this Agreement, shall receive a fee of $2,500, payable upon commencement of the Exchange Offer, and the Agent's out-of-pocket expenses incurred in connection with completing its duties pursuant to this Agreement.

                                                                       EXHIBIT C

METROMEDIA INTERNATIONAL GROUP
One Meadowlands Plaza
East Rutherford, NJ 07073-2137
Tel: (201) 531-8000

NAME                                                                                     BUSINESS TELEPHONE NUMBER
---------------------------------------------------------------------------------------  -------------------------
Stuart Subotnick.......................................................................       Tel: (914) 421-6702
  PRESIDENT & CHIEF EXECUTIVE OFFICER                                                         Fax: (914) 421-6777

Silvia Kessel..........................................................................       Tel: (212) 606-4387
  CHIEF FINANCIAL OFFICER                                                                     Fax: (212) 606-4337

Arnold L. Wadler.......................................................................       Tel: (201) 531-8050
  EVP, GENERAL COUNSEL & SECRETARY                                                            Fax: (201) 531-2803
Mitchell Stier.........................................................................       Tel: (201) 531-8017
  ASSISTANT GENERAL COUNSEL                                                                   Fax: (201) 531-2803

PAUL, WEISS, RIFKIND, WHARTON AND GARRISON
1285 Avenue of the Americas
24th Floor
New York, NY 10019
Tel: (212) 373-3000

NAME                                                                                     BUSINESS TELEPHONE NUMBER
---------------------------------------------------------------------------------------  -------------------------
Douglas A. Cifu........................................................................       Tel: (212) 373-3436
  PARTNER                                                                                     Fax: (212) 373-2274

Valerie M. Demont......................................................................       Tel: (212) 373-3076
  ASSOCIATE                                                                                   Fax: (212) 373-2315

John Connon............................................................................       Tel: (212) 373-3406
  ASSOCIATE                                                                                   Fax: (212) 373-2308